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                                                          Exhibit (5)-2
                                                          ComEd Financing II
                                                          Form S-4 File No. 333-



                   [Letterhead of Richards, Layton & Finger]



                                  June 3, 1997



ComEd Financing II
c/o Commonwealth Edison Company
10 South Dearborn Street
37th Floor
Chicago, Illinois

          Re:  ComEd Financing II
               ------------------

Ladies and Gentlemen:

          We have acted as special Delaware counsel for Commonwealth Edison Company, an Illinois corporation ("ComEd"), and ComEd Financing II, a Delaware business trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

          For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

          (a) The Certificate of Trust of the Trust, dated as of November 20, 1996 (the "Certificate"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on November 20, 1996;
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ComEd Financing II
June 3, 1997
Page 2


          (b) The Trust Agreement of the Trust, dated as of November 19, 1996, as amended by the Amended and Restated Trust Agreement of the Trust, dated as of January 24, 1997 (collectively, the "Trust Agreement"), among ComEd, as Sponsor, the trustees of the Trust named therein (collectively, the "Trustees") and the holders, from time to time, of undivided beneficial interests in the assets of the Trust;

          (c) The Registration Statement (the "Registration Statement") on Form S-4, including a prospectus with respect to the Trust (the "Prospectus"), relating to the 8.50% Series B Capital Securities of the Trust representing undivided beneficial interests in the assets of the Trust (each, a "New Capital Security" and collectively, the "New Capital Securities"), filed by ComEd and the Trust with the Securities and Exchange Commission; and

          (d) A Certificate of Good Standing for the Trust, dated June 3, 1997, obtained from the Secretary of State.

          Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

          For purposes of this opinion, we have not reviewed any documents other than the documents listed above, and we have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

          With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

          For purposes of this opinion, we have assumed (i) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due creation or due
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ComEd Financing II
June 3, 1997
Page 3


organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us,
(iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a New Capital Security is to be issued by the Trust (collectively, the "Security Holders") of a certificate for such New Security and the payment for the New Capital Security acquired by it, in accordance with the Trust Agreement and the Prospectus, and (vii) that the New Capital Securities are issued and sold to the Security Holders in accordance with the Trust Agreement and the Prospectus. We have not participated in the preparation of the Prospectus and assume no responsibility for its contents.

          This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

          Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

          1. The Trust has been duly created and is validly existing in good standing as a business trust under the Business Trust Act.

          2. The New Capital Securities will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

          3. The Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Security Holders may be obligated to make payments as set forth in the Trust Agreement.
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ComEd Financing II
June 3, 1997
Page 4


          We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading "Validity of Securities" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

                                           Very truly yours,

                                           Richards, Layton & Finger